Shareholder meeting results (Unaudited)

February 27, 2014 special meeting

At the meeting, each of the nominees for Trustees was elected, as follows:

                     Votes for    Votes withheld
Liaquat Ahamed       5,411,927    251,105
Ravi Akhoury         5,434,097    228,935
Barbara M. Baumann   5,455,751    207,282
Jameson A. Baxter    5,450,295    212,737
Charles B. Curtis    5,450,063    212,969
Robert J. Darretta   5,450,295    212,737
Katinka Domotorffy   5,452,035    210,997
John A. Hill         5,447,046    215,986
Paul L. Joskow       5,440,987    222,045
Kenneth R. Leibler   5,454,787    208,246
Robert E. Patterson  5,450,063    212,969
George Putnam, III   5,459,215    203,817
Robert L. Reynolds   5,454,787    208,246
W. Thomas Stephens   5,450,295    212,737

A proposal to approve a new management contract between the fund and Putnam Management was approved as follows:

Votes for   Votes against  Abstentions  Broker non-votes
4,315,203    142,855        238,452      966,522

A proposal to adopt an Amended and Restated Declaration of Trust was approved, as follows:

Votes for   Votes against  Abstentions  Broker non-votes
4,286,260    159,511        250,740      966,521

All tabulations are rounded to the nearest whole number.